Exhibit 99.1

GAN Reports First Quarter 2022 Financial Results

Record Revenue of $37.5 million grew 38% year over year, improved Net Loss of $4.5 million and Adjusted EBITDA of $3 million driven by organic growth & cost rationalization efforts

Implementation of cost restructuring initiatives as 2022 focus remains on profitability

Company affirms full year revenue expectation of $155 million to $165 million and Adjusted EBITDA expectation of $15 million to $20 million

Irvine, California | May 16, 2022: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the quarter ended March 31, 2022.

Dermot Smurfit, CEO of GAN stated:

“We delivered an encouraging start to 2022 driven by organic revenue growth in both our operating segments coupled with cost rationalization efforts to deliver strong growth in Adjusted EBITDA. We continue to demonstrate the value of our integrated B2B and B2C portfolio, soon to be joined on one unified platform and our ability to deepen our presence in both new and established markets as we add to our offering. In the state of Michigan, our presence began with supporting a tribal operator, and has evolved to now power both iGaming and online sports betting and features our Super RGS platform content as well. The evolution of our platform in Michigan is a perfect example of our competitive offering and its position in the market as we prepare for future state launches.”

“In addition to our planned expansion to new states in the U.S., we successfully launched in Ontario on April 4th to support online sports betting and iGaming in the province and launched PlayEagle.com for Soaring Eagle Casino & Resort in the state of Michigan in April. We also remain excited about the momentum behind our GAN Sports and International B2C strategies as well as operator reception to our Super RGS content and offering. We expect each of these efforts to drive significant year-over-year revenue growth which, when coupled with our laser focus on profitability, will yield much better scale and improved margins compared to last year.”

First Quarter 2022 Compared to First Quarter 2021

●	Total revenue was $37.5 million versus $27.1 million, up 38% compared to the prior year quarter. The strong increase from the prior year quarter was driven by organic growth in the B2C and B2B segments.

●	B2B segment revenue was $13.1 million versus $12.8 million. The prior year period included $3 million in patent license revenue which did not recur during the current period. Recurring platform and content fees increased 17% to $10.7 million.

●	B2C segment revenue was $24.4 million versus $14.3 million. The handle, or amount wagered, increased 57% on strong organic demand for the Coolbet product offering.

●	Gross Profit of $25.8 million versus $18.4 million. The increase was primarily driven by strong growth in revenue.

●	Operating Expenses of $29.9 million versus $23.3 million. The current quarter included $1.1 million of restructuring expenses related to the Company’s cost rationalization plan.

●	Net loss of $4.5 million versus $5.6 million.

●	Adjusted EBITDA of $3.0 million versus $0.5 million. The primary driver of the current quarter over prior year quarter change was higher revenues and lower operating expenses as a percentage of revenue.

●	Cash was $33.6 million as of March 31, 2022, which was a decline of $5.9 million from December 31, 2021 primarily related to capitalized software development and changes in working capital. In April 2022, the Company successfully entered into a fixed term credit facility (the “Credit Facility”) which provides for $30.0 million in aggregate principal amount of secured term loans. The Company incurred $2.4 million in debt issuance costs in connection with the Credit Facility.

●	B2C continued strong KPI’s. B2C continued to grow active customers, deposits and turnover with record-breaking activity from the prior year quarter driven by organic growth.

●	B2B Gross Operator Revenue (“GOR”) (2) totaled $297.8 million versus $214.2 million in the prior year quarter, a 39.0% increase. The increase was driven by organic growth in several states including Michigan, New Jersey, Pennsylvania along with new states including Connecticut and West Virginia.

●	After the 2022 first quarter-end, the Company launched its technology platform to support its operating partner as their PAM (Player Account Management) system enabling both online sports betting & iGaming in Ontario. The Company’s B2C segment (Coolbet) simultaneously launched ‘day one’ as a licensed operator in the Ontario market. The Company also launched iGaming and online sports betting for the Saginaw Chippewa Indian Tribe of Michigan, who own and operate Soaring Eagle Casino & Resort (“Soaring Eagle”).

GAN Limited

Key Financial Highlights

(Unaudited, in thousands unless otherwise specified)

	Three Months Ended March 31,
	2022	2021
Revenues
B2B	$13,070	$12,806
B2C	24,424	14,312
Total revenues	$37,494	$27,118

Profitability Measures
B2B segment gross profit (1)	$9,167	$10,064
B2B segment gross profit margin (1)	70.1%	78.6%
B2C segment gross profit (1)	$16,627	$8,335
B2C segment gross profit margin (1)	68.1%	58.2%
Net loss	$(4,499)	$(5,610)
Adjusted EBITDA (7)	$2,971	$537

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$297.8	$214.2
B2B Take Rate (3)	4.4%	6.0%
B2C Active Customers (in thousands) (4)	230	112
B2C Marketing Spend Ratio (5)	19%	14%
B2C Sports Margin (6)	7.2%	6.8%

2022 Outlook

Karen Flores, CFO of GAN added:

“I am pleased with our strong start to the year and our much improved Adjusted EBITDA in the quarter driven by the sequential increase in our sports margin and our deliberate, focused efforts on profitability in 2022. Part of this effort includes a cost restructuring plan which we expect to yield annualized savings of approximately $10 million while not inhibiting our investments in our strategic initiatives, to accelerate our path to better Adjusted EBITDA and free cash flow generation. We are reiterating our revenue expectation of $155 million to $165 million and Adjusted EBITDA in the range of $15 million to $20 million for the full year and expect a strong second half of the year supported by the upcoming World Cup and international sports calendars. Lastly, we recently closed our previously announced term loan of $30 million which ensures we have the balance sheet flexibility to invest in the growth opportunities ahead of us.”

Conference Call Details

Date/Time:	Monday, May 16, 2022, at 4:30 PM ET
Webcast:	https://www.webcast-eqs.com/gan20220516/en
U.S. Toll-Free Dial-in:	(877) 407-0989
International Dial-in:	(201) 389-0921

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of the earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading operator of proprietary online sports betting technology with market leadership positions in selected European and Latin American markets. GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as ‘Simulated Gaming.’

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s revenue guidance, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability for the second half of 2022, the anticipated launch of regulated gaming in new U.S. states, the expected integration of Coolbet’s sports betting technology and international B2C operations, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This presentation uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2) The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from RMiG, and gross sports win from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Take Rate as a quotient of B2B segment net revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. B2B net revenue is calculated by deducting the following items from B2B segment gross revenue: statutory taxes, promotional bonuses, and our B2B customer’s share defined by commercial agreements. B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and related trends.

(5) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6) The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7) Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net income (loss) before interest expense (income), net income tax expense (benefit), depreciation and amortization, impairments, share-based compensation expense and related expense, restructuring costs and other items which the Board of Directors considers to be infrequent or unusual in nature. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021

Revenue	$37,494	$27,118

Operating costs and expenses
Cost of revenue (1)	11,700	8,719
Sales and marketing	6,098	4,101
Product and technology	8,954	5,243
General and administrative (1)	9,392	10,009
Restructuring	1,059	—
Depreciation and amortization	4,413	3,994
Total operating costs and expenses	41,616	32,066

Operating loss	(4,122)	(4,948)
Other (income) loss, net	(9)	1
Loss before income taxes	(4,113)	(4,949)
Income tax expense	386	661
Net loss	$(4,499)	$(5,610)

Loss per share, basic and diluted	$(0.11)	$(0.13)

Weighted average ordinary shares outstanding, basic and diluted	42,252,661	41,986,083

(1) Excludes depreciation and amortization expense

GAN Limited

Segment Revenue and Gross Profit (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Revenue
B2B
Platform and content fees	$10,702	$9,184
Development services and other	2,368	3,622
Total B2B revenue	13,070	12,806

B2C
Gaming	24,424	14,312
Total B2C revenue	24,424	14,312

Total revenue	$37,494	$27,118

Gross Profit
B2B
Revenue	$13,070	$12,806
Cost of revenue (1)	3,903	2,742
B2B segment gross profit	9,167	10,064
B2B segment gross profit margin	70.1%	78.6%

B2C
Revenue	24,424	14,312
Cost of revenue (1)	7,797	5,977
B2C segment gross profit	16,627	8,335
B2C segment gross profit margin	68.1%	58%

Total segment gross profit	$25,794	$18,399
Total segment gross profit margin	68.8%	67.8%

(1) Excludes depreciation and amortization expense

GAN Limited

Revenue by Geography (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Revenue by geography *
United States	$11,491	$10,749
Europe	12,564	11,064
Latin America	12,225	3,603
Rest of the world	1,214	1,702
Total	$37,494	$27,118

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021

Net loss	$(4,499)	$(5,610)
Income tax expense	386	661
Interest (income) expense, net	(9)	1
Depreciation and amortization	4,413	3,994
Share-based compensation and related expense	1,621	1,491
Restructuring	1,059	—
Adjusted EBITDA	$2,971	$537

GAN Limited

Historical Normalized Revenue and Adjusted EBITDA (Unaudited)

(in thousands)

	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022

Revenue
Revenue	$34,350	$32,268	$30,427	$37,494
Normalized adjustments (1)	(4,231)	36	4,237	(837)
Normalized Revenue	$30,119	$32,304	$34,664	$36,657

Sports Margin
Actual sports margin	9.7%	6.8%	4.6%	7.2%
Normalized sports margin	6.9%	6.9%	6.9%	7.0%

Revenue to Gross Gaming Revenue (GGR) Ratio
Actual revenue to GGR ratio	78.7%	74.8%	67.0%	78.8%
Normalized revenue to GGR ratio	74.7%	74.7%	74.7%	75.7%

(1) The adjustments are based on the effects of a normalized 7.0% sports margin and a normalized revenue to gross gaming revenue ratio of 75.7%, in each case equal to the annualized ratios within the B2C segment. Sports margin is the ratio of GGR to total amount wagered, which allows management to measure sportsbook performance against the expected outcome. The revenue to GGR ratio is driven by customer incentives, including free bets, sign-up and retention bonuses, and allows management to measure the impact of bonus spend on net revenue. The revenue to GGR ratio may fluctuate based on the number of new users acquired during the period.